Exhibit 2.5

FORM OF
INTELLECTUAL PROPERTY LICENSE AGREEMENT
BY AND BETWEEN
XPO LOGISTICS, INC.
AND
GXO LOGISTICS, INC.
_________________
Dated as of [     ], 2021

-i-

SCHEDULES

Schedule A	Parent Licensed Patents	Sch. A-1
Schedule B	WMx Software as a Service Addendum	Sch. B-1
Schedule C	XPO Smart Software	Sch. C-1
-ii-

INTELLECTUAL PROPERTY LICENSE AGREEMENT
This INTELLECTUAL PROPERTY LICENSE AGREEMENT, dated as of [ ], 2021 (this “Agreement”), is by and between XPO Logistics, Inc., a Delaware corporation (“Parent”), and GXO Logistics, Inc., a Delaware corporation (“SpinCo” and, together with Parent, the “Parties”).
R E C I T A L S
WHEREAS, Parent, acting through itself and its direct and indirect Subsidiaries, currently operates the SpinCo Business;
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all the outstanding SpinCo Shares owned by Parent (the “Distribution”);
WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo are expected to enter into a Separation and Distribution Agreement, dated as of [ ], 2021 (as amended, modified or supplemented from time to time, the “Separation Agreement”);
WHEREAS, the SpinCo Assets include certain Intellectual Property Rights and Technology;
WHEREAS, in connection with the transfer of the SpinCo Assets, on the terms and subject to the conditions set forth herein, Parent and its Subsidiaries that are members of the Parent Group (in such capacity, the “Parent Licensors”) wish to grant to SpinCo and its Subsidiaries that are members of the SpinCo Group (in such capacity, the “SpinCo Licensees”) licenses to certain Parent Licensed Other IP, Parent Licensed Patents and Parent Licensed Software, and prior to the transfer of the SpinCo Assets to SpinCo, on the terms and subject to the conditions set forth herein, SpinCo and Subsidiaries that are members of the SpinCo Group (in such capacity, the “SpinCo Licensors”) wish to grant to Parent and its Subsidiaries (in such capacity, the “Parent Licensees”) licenses to certain SpinCo Licensed Other IP, SpinCo Licensed Patents and NA Warehouse Management Platforms; and
WHEREAS, this Agreement constitutes the Intellectual Property License Agreement referred to in the Separation Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Certain Definitions. As used herein, the following terms have the meanings set forth below. Capitalized terms that are not defined in this Agreement shall have the meanings set forth in the Separation Agreement.
(a)    “Change of Control” means, with respect to any Person (the “Target Person”), the consummation of any transaction or series of related transactions involving any direct or indirect purchase or acquisition (whether by way of merger, share purchase or exchange, consolidation, license, lease, business combination, or similar transaction or otherwise) by another Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than by any Person who, prior to such transaction or series of related transactions, is an Affiliate of the Target Person, of either (i) a majority of the voting power of the securities entitled to elect the board of directors or equivalent governing body of the Target Person (or any direct or indirect parent company) or (ii) all or substantially all of the assets of the Target Person and its Subsidiaries, taken together as a whole.
(b)    “EU Warehouse Management Platforms” means the Software developed by Parent or its Subsidiaries prior to the Distribution in connection with the operation of the SpinCo Business and used for supporting and implementing (including customizations and customer-specific integrations) the (i) Reflex warehouse management platform; (ii) Red Prairie/DLX warehouse management platform; and (iii) Infolog warehouse management platform.
(c)    “Licensed Software” means, depending upon the context of use, either the Parent Licensed Software or the NA Warehouse Management Platforms licensed to such Party as a Licensee.
(d)    “Licensee” means a Party and, where the context requires, its Affiliates, in its or their capacity as the licensee of the rights or licenses granted to it by the other Party pursuant to Article III.
(e)    “Licensor” means a Party in its capacity as the licensor or grantor of any rights or licenses granted by it to the other Party pursuant to Article III, as applicable.
(f)    “NA Warehouse Management Platforms” means the Software developed by Parent or its Subsidiaries prior to the Distribution in connection with the operation of the SpinCo Business and used for supporting and implementing (including customizations and customer-specific integrations) the (i) WMx Product Suite; and (ii) WM7, WM5 and SIMS warehouse management platforms.
(g)    “Open Source Software” means Software that is subject to any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (including any GNU General Public License,

Library General Public License, Lesser General Public License, Mozilla Public License, Berkeley Software Distribution License, MIT and the Apache License).
(h)    “Other IP” means Intellectual Property Rights other than Patents, Marks and Internet Properties.
(i)    “Parent Field” means the field of the Parent Business.
(j)    “Parent Licensed Other IP” means the Other IP (other than the SpinCo Intellectual Property) that is owned by Parent or its Subsidiaries as of immediately after the Distribution and embodied in or by any of the Business Technology.
(k)    “Parent Licensed Patents” means (i) the Patents set forth on Schedule A, (ii) any Patent that issues after the Distribution that claims priority to any Patent in clause (i), and (iii) any foreign counterparts to any of the foregoing.
(l)    “Parent Licensed Software” means the Software customizations and customer-specific integrations for Oracle, HRIS, CRM, Auth XPO, Elastic XRT and corporate BI (including the Oracle Hub proprietary platform), in object code form, developed by Parent or its Subsidiaries prior to the Distribution in connection with the operation of the SpinCo Business.
(m)    “Parent Products” means any product or service of the Parent Businesses, as such products or services currently exist and natural evolutions of such products and services within the Parent Field.
(n)    “Parent Technology” means all Technology, including any know-how or knowledge of any employees of the Parent Business, used in or held for use in the operation of the Parent Business.
(o)    “SpinCo Field” means the field of the SpinCo Business.
(p)    “SpinCo Licensed Other IP” means the Other IP included in the SpinCo Intellectual Property.
(q)    “SpinCo Licensed Patents” means (i) the Patents set forth on Schedule 1.6 of the Separation Agreement, (ii) any Patent that issues after the Distribution that claims priority to any Patent in clause (i), and (iii) any foreign counterparts to any of the foregoing.
(r)    “SpinCo Product” means the products and services provided to customers and end users by or on behalf of the Business, as such products or services currently exist and natural evolutions of such products and services within the SpinCo Field.
(s)    “WMx Product Suite” means the application referred to as the “Warehouse Management System” operated by and hosted by, or on behalf of, SpinCo or its Subsidiaries and provided to Parent and its Subsidiaries as a hosted service in accordance with the terms set forth in Schedule B.
(t)    “XPO Smart Software” means the Software (including related documentation) described on Schedule C hereto and developed by Parent or its Subsidiaries prior to the Distribution in connection with operation of the SpinCo Business and used for supporting and implementing (including customizations and customer-specific integrations) the XPO Smart and XPO Smart Lite labor optimization platforms.
Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Acquired Party	Section 5.1
Acquiring Party	Section 5.1
Agreement	Preamble
Bankruptcy Code	Section 6.1
Cooperating Party	Section 2.2
Distribution	Recitals
Enforcing Party	Section 2.2
Non-Acquired Party	Section 5.1
Open Source License	Section 4.6
Parent	Preamble
Parent Board	Recitals
Parent Licensees	Recitals
Parent Licensors	Recitals
Parties	Preamble
Separation	Recitals
Separation Agreement	Recitals
Shared Software	Section 3.3
SpinCo	Preamble
SpinCo Licensees	Recitals
SpinCo Licensors	Recitals
Spin-Out	Section 4.1(b)
Target Person	Section 1.1(a)
Warehouse Management Platforms	Section 2.1
ARTICLE II
ASSIGNED INTELLECTUAL PROPERTY
Section 2.1    Assignment of the Warehouse Management Platforms. To the extent that Other IP of Parent and its Subsidiaries embodied in the NA Warehouse Management Platforms and the EU Warehouse Management Platforms (collectively, the “Warehouse Management Platforms”) are not held prior to the Distribution by SpinCo or Subsidiaries that are members of the SpinCo Group, Parent hereby transfers and assigns effective as of immediately prior to the Distribution, on behalf of itself and its applicable Subsidiaries, to SpinCo, and SpinCo does hereby acquire and accept, effective as of immediately prior to the Distribution, all Intellectual Property Rights embodied in the Warehouse Management Platforms held by Parent or its Subsidiaries that are members of the Parent Group, including the right to enforce such Intellectual Property Rights and to retain all damages and awards resulting from such enforcement. Parent and its Subsidiaries that are members of the Parent Group shall, effective as of immediately prior to the Distribution, deliver to SpinCo a copy of the existing Warehouse Management Platforms, including any related documentation in the possession or control of Parent and such Subsidiaries. Nothing set forth in the foregoing shall preclude Parent from retaining a copy of the Warehouse Management Platforms in the form of Software licensed under Article II.
Section 2.2    Assignment of the XPO Smart Software. Effective as of immediately prior to the Distribution, Parent, on behalf of itself and its Subsidiaries that are members of the Parent Group, shall deliver or otherwise make available to SpinCo or its designee a copy of the XPO Smart Software as it exists as of such date. Parent and its Subsidiaries that are members of the Parent Group may retain one or more copies of its version of the XPO Smart Software and any Software derived from the XPO Smart Software or from which the XPO Smart Software was derived. Parent shall and, effective as of immediately prior to the Distribution, hereby transfers and assigns to SpinCo, and SpinCo does hereby acquire and accept, effective as of immediately prior to the Distribution, an undivided half interest in its full right, title and interest in and to all Copyrights (including all exclusive rights comprising such Copyrights) in the version of the XPO Smart Software as provided to SpinCo. Accordingly, SpinCo and Parent shall become joint owners of the Copyrights (including all exclusive rights comprising such Copyrights) in XPO Smart Software but without the duty to account. In accordance with Section 201 of the Copyright Act, each Party shall have the independent right to all and each of the rights comprising the Copyrights in its version of the XPO Smart Software, including the right to license, transfer and sue for the infringement of such Copyrights without the duty to account for, or share, any profits or value received from, any of the foregoing. Upon the reasonable request of SpinCo, Parent shall execute any and all documentation, otherwise provide assistance, (including, but not limited to, the execution and delivery of instruments of further assurance or confirmation) to assign an undivided one-half interest in the Copyrights in the XPO Smart Software to SpinCo in accordance with the foregoing. If, and to the extent, necessary, each Party (the “Cooperating Party”) shall, upon the request of the other party (the “Enforcing Party”) use reasonable commercial efforts to cooperate in any infringement action brought the Enforcing Party, provided that the Enforcing Party shall reimburse the Cooperating Party for any costs or expenses as incurred by the Cooperating Party, in providing such cooperation. Without limiting the foregoing neither Party shall have any obligation to disclose, license or otherwise share with the other Party any improvements to, or any derivative works it may create with respect to, the XPO Smart Software. To the extent that the XPO Smart Software embodies any confidential information or Trade Secrets of Parent, effective as of immediately prior to the Distribution, Parent agrees to grant, and hereby grants, to SpinCo a perpetual, irrevocable, sublicensable, transferable, non-exclusive license to use and disclose such confidential information or Trade Secrets in the exercise of SpinCo’s rights as an owner of the Copyrights in the XPO Smart Software.
ARTICLE III
INTELLECTUAL PROPERTY LICENSES
Section 3.1    License to SpinCo Licensees of Parent Licensed Software. Parent, on behalf of itself and Parent Licensors, agrees to grant, and hereby grants, effective as of immediately prior to the Distribution, to SpinCo Licensees, subject to the terms and conditions of this Agreement, including Section 5.2, a nonexclusive, nontransferable (except as set forth in Section 5.1), nonsublicensable (except as provided in Section 4.2), perpetual, irrevocable, worldwide, fully paid, royalty-free license under the Parent Licensed Other IP embodied in the Parent Licensed Software to (i) internally use, reproduce, modify and create derivative works of such Parent Licensed Software, (ii) copy and use internally (or have hosted) the Parent Licensed Software (and any derivative works thereof created by SpinCo Licensees pursuant to the foregoing clause (i)) solely for the purposes of hosting and providing the SpinCo Products to third parties as a service (SaaS) and (iii) copy and distribute (subject to any applicable confidentiality restrictions), the Parent Licensed Software (and any derivative works thereof created by SpinCo Licensees pursuant to the foregoing clause (i)), in object code form only, and only to the extent incorporated in SpinCo Products, in each case of clauses (i)-(iii), solely in the SpinCo Field.
Section 3.2    License to Parent Licensees of the NA Warehouse Management Platforms. Subject to the terms and conditions of this Agreement, including Section 5.2, effective as of the date hereof, Parent Licensees hereby retain, and SpinCo, on behalf of itself and the SpinCo Licensors, agrees to grant, and the Parties hereby cause to be granted by the SpinCo Licensors, to Parent Licensees a nonexclusive, nontransferable (except as set forth in Section 5.1), nonsublicensable (except as provided in Section 4.2), perpetual, irrevocable, worldwide, fully paid, royalty-free license under the SpinCo Licensed Other IP embodied in the NA Warehouse Management Platforms to (i) internally use, reproduce, modify and create derivative works of such NA Warehouse Management Platforms, (ii) copy and use internally (or have hosted) the NA Warehouse Management Platforms (and any derivative works thereof created by Parent Licensees pursuant to the foregoing clause (i)) solely for the purposes of hosting and providing the Parent Products to third parties as a service (SaaS) and (iii) copy and distribute (subject to any applicable confidentiality restrictions) the NA Warehouse Management Platforms (and any derivative works thereof created by Parent Licensees pursuant to the foregoing clause (i)) in object code form only, and only to the extent incorporated in Parent Products, in each case of clauses (i)-(iii), solely in the Parent Field.
Section 3.3    Shared Software. The Parties acknowledge and agree that (a) the Warehouse Management Platforms may include discrete Software code (including routines, drivers and linked libraries) that originated from, or were adapted from Software created by Parent or its Subsidiaries prior to the Distribution, and (b) such discrete items of Warehouse Management Platforms, derivatives of such Warehouse Management Platforms, and Software from which such Warehouse Management Platforms were derived, are being used or are held for use by Parent and its Subsidiaries in their products other than the SpinCo Products (such Software as described in clauses (a) and (b), the “Shared Software”). Accordingly, the Parties agree that the Intellectual Property Rights embodied in or by such Shared Software shall be considered “SpinCo Licensed Other IP” for purposes of this Agreement and licensed to Parent Licensees pursuant to Section 3.5 of this Agreement.
Section 3.4    License to SpinCo Licensees of Parent Licensed IP. Subject to the terms and conditions of this Agreement, including Section 5.2, Parent, on behalf of itself and the Parent Licensors, agrees to grant, and hereby grants, effective immediately prior to the

Distribution, to SpinCo Licensees a nonexclusive, nontransferable (except as set forth in Section 5.1), sublicensable (in accordance with Section 4.2), perpetual, irrevocable, worldwide, fully paid, royalty-free license:
(a)    under the Parent Licensed Patents, to make, have made, import, use, offer to sell, sell, and otherwise provide any SpinCo Product, including to practice any method, process or procedure claimed in any of the Parent Licensed Patents, in each case with respect to the operation of the SpinCo Business; and
(b)    under the Parent Licensed Other IP, to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of, or otherwise exploit any SpinCo Technology in any field; provided that the foregoing license does not extend to the Parent Licensed Software or any Intellectual Property Rights embodied therein.
Section 3.5    License to Parent Licensees of Licensed-Back IP. Subject to the terms and conditions of this Agreement, effective as of the date hereof, the Parent Licensees hereby retain, and SpinCo, on behalf of itself and the SpinCo Licensors, agrees to grant, and the Parties hereby cause to be granted by the SpinCo Licensors, to Parent Licensees a nonexclusive, nontransferable (except as set forth in Section 5.1), sublicensable (in accordance with Section 4.2), perpetual, irrevocable, worldwide, fully paid, royalty-free license:
(a)    under the SpinCo Licensed Patents, to make, have made, import, use, offer to sell, sell, and otherwise provide any Retained Product, including to practice any method, process or procedure claimed in any of the SpinCo Licensed Patents, in each case with respect to the operation of the Parent Businesses; and
(b)    under the SpinCo Licensed Other IP, to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of, or otherwise exploit the Parent Technology in any field; provided that the foregoing license does not extend to the NA Warehouse Management Platforms (other than Shared Software) or any Intellectual Property Rights embodied therein.
Section 3.6    WMx Software as a Service. Subject to the terms and conditions of this Agreement, SpinCo agrees to provide or cause to be provided to Parent Licensees access to the WMx Product Suite in accordance herewith and with the terms for the hosted service set forth in Schedule B.
ARTICLE IV
LICENSE LIMITATIONS
Section 4.1    Rights of Subsidiaries.
(a)    All rights and licenses granted to SpinCo in Section 3.1 and Section 3.4, and all rights and licenses granted to Parent in Section 3.2 and Section 3.5, are granted to such Party as Licensee and to any entity that is a Subsidiary of such Party, but only for so long as such entity is a Subsidiary of such Party, and they will automatically terminate with respect to such entity when it ceases to be a Subsidiary of such Party, except in the case of a Spin-Out of such entity as provided in Section 4.1(b).

(b)    In the event of a transaction or series of related transactions in which (i) an entity that is a Subsidiary of a Party actively engaged in a line of business ceases to be a Subsidiary of such Party, or (ii) Parent sells or divests a business unit or assets to which the licenses in Article III (or part thereof) relate (such transaction in clause (i) or clause (ii), a “Spin-Out”), such spun-out entity may retain (by way of a sublicense), and the acquiror of such business unit or assets of Parent will receive (in whole or in part), any licenses granted or sublicensed to such entity or business unit hereunder, but only with respect to the line of business that such entity or business unit is engaged in at the effective time of such Spin-Out (and not to any products of an acquirer of such entity or business unit); provided that such entity in the case of clause (i) or its successor provides the Licensor hereunder with written notice of the Spin-Out and agrees in writing to be bound by the terms of this Agreement, including any license limitations. If such entity resulting from, or in connection with, the Spin-Out is acquired by, or merges with, a third party, such sublicense will not extend to any products, business or operations of such third party.
Section 4.2    Sublicensing.
(a)    Where a license granted to a Party as a Licensee in Article III includes a license to distribute Software, such Licensee may, in connection with such distribution to an end user, grant to the end user a sublicense to such Software pursuant to an industry-standard, object code only, nonexclusive license.
(b)    Each Party, as a Licensee, may sublicense the license and rights granted to such Licensee with respect to Other IP in Section 3.4(b) and Section 3.5(b), respectively, freely to a third party in connection with the operation of such Licensee’s business in the ordinary course or to such entity resulting from a Spin-Out, including in connection with the licensing of its products and services; provided that each Party shall treat any material Trade Secrets or confidential information that embodies, or is, licensed to it hereunder in the same manner, and with the same degree of care, that it treats its own like confidential information and Trade Secrets and in accordance with applicable Law, but in no event with less than reasonable care, and neither Party shall disclose such Trade Secrets or confidential information to a third party, except in connection with the disclosure of such Party’s own confidential information or Trade Secrets of at least comparable importance and value.
(c)    Except as provided in Section 4.1(b), neither Parent Licensee nor SpinCo Licensee shall sublicense the Patents licensed to it in Section 3.4(a) and Section 3.5(a), except (i) in connection with the licensing by such Licensee of material other Patents owned by it and on the same terms or (ii) to third parties as necessary for the receipt of products and services from, or the provision of products and services to, such third parties, as applicable, in the operation of such Licensee’s business in the ordinary course.
(d)    Except as provided in Section 4.1(b) and Section 4.2(a), neither Party, as a Licensee, will be permitted to sublicense or disclose the source code for the Licensed Software to any third party.

Section 4.3    No Other Rights; Retained Ownership.
(a)    Each Party acknowledges and agrees that (i) its rights and licenses to the other Party’s Intellectual Property Rights are solely as set forth in, and as may be limited by, this Agreement, and (ii) neither Party has, nor will it claim to have, any rights or licenses to the other Party’s Intellectual Property Rights as a result of its status as a Subsidiary of such other Party or otherwise. Each Party shall retain all rights, including all Intellectual Property Rights, in and to any improvement to, or derivative works of, any Technology or Software licensed to it hereunder, and it shall have no obligation to provide or disclose such improvements or derivative works to the other Party.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, this Agreement grants to Parent Licensees no right or license to any Intellectual Property Rights that SpinCo Licensors may own now or in the future, except as expressly set forth in Section 3.2 and Section 3.5, whether by implication, estoppel or otherwise.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, this Agreement grants to SpinCo Licensees no right or license to any Intellectual Property Rights that Parent Licensors may own now or in the future, except as expressly set in Section 3.1 and Section 3.4, and, whether by implication, estoppel or otherwise. For the avoidance of doubt, Parent Licensors retain sole ownership of Intellectual Property Rights licensed by the Parent Licensors under this Agreement.
Section 4.4    Other Restrictions. Neither Party, as a Licensee, will be permitted to offer the Software licensed to such Licensee in Section 3.1 and Section 3.2, respectively, as a stand-alone Software as a Service (SaaS) offering.
Section 4.5    Delivery. Promptly following the date hereof, Parent shall provide or cause to be provided the Parent Licensed Software to SpinCo Licensees in all existing forms, including in source code or modifiable form.
Section 4.6    Open Source. The Parties acknowledge that certain Software licensed hereunder may include Open Source Software and that any use or distribution of such Software shall be subject to the terms and requirements of the license applicable to such Open Source Software. Neither Party shall use Open Source Software in connection with the Software licensed to it hereunder in a manner that would subject such Software to the terms of a license under which a component of Open Source Software is licensed (an “Open Source License”).
Section 4.7    Treatment of Source Code. Each Party, as a Licensee, acknowledges and agrees that the source code of the Licensed Software licensed to such Party as Licensee is the confidential information of the other Party as Licensor under the terms of Section 6.2 and shall in addition be subject to the terms of this Section 4.7. Each Party, as a Licensee, shall limit access to the source code of the Licensed Software to its employees who have a need to access the source code for the purposes of exercising Licensee’s rights under this Agreement. Each Party, as a Licensee, shall use reasonable commercial efforts to protect the confidentiality of the source code of the Licensed Software, including, without limitation, securing the network, server, hard drives and other media on which the source code is stored or maintained.
Section 4.8    Source Code Restrictions. Without limiting Section 4.7, each Party, as a Licensee, acknowledges and agrees that the source code of the Licensed Software licensed to such Party as Licensee is subject to the following restrictions:
(a)    Licensee’s rights to internally use, modify and create derivative works of the source code of such Licensed Software are solely for the purpose of internally evaluating the source code for debugging, correcting errors in the source code and creating object code versions of such Licensed Software, but not to create any other derivative works of such source code or to use or modify such source code for any other purpose.
(b)    Except as expressly licensed herein, any use or distribution of such Licensed Software that requires the source code of the Licensed Software to be made available to anyone but the Licensee is expressly prohibited. Such prohibited use includes, but is not limited to, the incorporation of such source code of the Licensed Software into Software licensed under an Open Source License.
ARTICLE V
TRANSFERABILITY
Section 5.1    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that, except as provided in Section 4.1 and Section 5.3, neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party (the “Non-Acquired Party”) hereto, as applicable. Notwithstanding the foregoing, subject to Section 5.2, no such consent shall be required for the assignment or assumption of a Party’s rights and obligations under this Agreement, the Separation Agreement and the other Transaction Documents (except as may be otherwise provided in any such Transaction Document) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Transaction Documents all at the same time) in connection with a Change of Control of a Party (such party, the “Acquired Party”); provided that the resulting, surviving or transferee Person (the “Acquiring Party”) (a) assumes all of the obligations of the Acquired Party by operation of Law or by express assignment, as the case may be, and (b) delivers to the Non-Acquired Party, prior to or concurrently with the consummation of such Change of Control, a writing executed by the Acquiring Party prior to the consummation of any transaction resulting in a Change of Control, an express acknowledgement regarding the limitations on the licenses granted hereunder to the Acquired Party as a result of such Change of Control. Any purported assignment in violation of this Section 5.1 shall be null and void.
Section 5.2    Limitations on Change of Control. In the event of a Change of Control where SpinCo is the Acquired Party as set forth in Section 5.1: (i) the license set forth in Section 3.1 to Parent Licensed Software and Section 3.4(a) to Parent Licensed Patents shall automatically become limited and shall not extend to (x) any product or service of the Acquiring Party or its Affiliates (other than SpinCo Licensees) that is sold, distributed, provided or otherwise commercialized at any time, or (y) any product or service of SpinCo Licensees other than such products and services sold by SpinCo Licensees as of the date of the agreement providing for such Change of Control of SpinCo (and natural extensions of such products and services), and (ii) the licenses granted hereunder to Parent Licensees shall continue in accordance with the terms of this Agreement and shall not otherwise be affected by the Change of Control of SpinCo.
Section 5.3    Divestiture of Parent Business Unit. The Parties agree that upon the closing of a transaction or series of related transactions in which Parent or its Subsidiaries undergo a Change of Control (whether by stock purchase, merger or asset sale) to a third party or in which Parent sells or divests all or a significant portion of a business unit or assets (including equity interests) to which any such license (or part thereof) relates, Parent shall have the right to transfer, or permit the assumption of, this Agreement or any rights or licenses of Parent or its Subsidiaries hereunder, in whole or in part, by operation of Law or by express assignment, as the case may be, and this Agreement shall survive, in connection with such transaction; provided that such transfer or assumption shall not in any way limit either Parent’s and its Subsidiaries’ or SpinCo’s and its Subsidiaries’ rights and licenses hereunder.
ARTICLE VI
ADDITIONAL TERMS
Section 6.1    Bankruptcy Rights. All rights and licenses granted to a Party as Licensee hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property rights within the scope of Section 101 of the Bankruptcy Code. The Licensor acknowledges that the Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.
Section 6.2    Confidentiality. Notwithstanding the transfer or disclosure of any Technology or grant or retention of any license to a Trade Secret or other proprietary right in confidential information to or by a Party hereunder, each Party agrees on behalf of itself and its Subsidiaries that (a) it (and each of its Subsidiaries) shall treat the Trade Secrets and confidential information of the other Party with at least the same degree of care as they treat their own similar Trade Secrets and confidential information, but in no event with less than reasonable care, and (b) neither Party (nor any of its Subsidiaries) may use or disclose the Trade Secrets or confidential information, as applicable, licensed or disclosed to it by the other Party under this Agreement, except in accordance with their respective license granted in Article III. Nothing herein will limit either Party’s ability to enforce its rights against any third party that misappropriates or attempts to misappropriate any Trade Secrets or confidential information from it, regardless of whether it is an owner or licensee of such Trade Secrets or confidential information.

ARTICLE VII
NO REPRESENTATIONS OR WARRANTIES
Section 7.1    NO OTHER REPRESENTATIONS OR WARRANTIES. ALL LICENSES AND RIGHTS GRANTED HEREUNDER ARE GRANTED ON AN AS-IS BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE, NONINFRINGEMENT, NON-VIOLATION OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Section 7.2    General Disclaimer. Nothing contained in this Agreement shall be construed as:
(a)    a warranty or representation by either Party as to the validity, enforceability or scope of any Intellectual Property Rights;
(b)    an agreement by either Party to maintain any Intellectual Property Rights in force;
(c)    an agreement by either Party to bring or prosecute actions or suits against any third party for infringement of Intellectual Property Rights or any other right, or conferring upon either Party any right to bring or prosecute actions or suits against any third party for infringement of Intellectual Property Rights or any other right;
(d)    conferring upon either Party any right to use in advertising, publicity or otherwise any trademark, trade name or names, or any contraction, abbreviation or simulations thereof, of the other Party;
(e)    conferring upon either Party by implication, estoppel or otherwise any license or other right, except the licenses and rights expressly granted hereunder; or
(f)    except as may be provided in the Transaction Documents, an obligation to provide any technical information, know-how, consultation, technical services or other assistance or deliverables to the other Party.
Section 7.3    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT.
ARTICLE VIII
TERM
Section 8.1    Term and Termination. The term of this Agreement shall commence on the date hereof and shall continue until the expiration of the last to expire of the

Intellectual Property Rights licensed under this Agreement; provided that the term of the Patent licenses granted pursuant to Section 3.4(a) and Section 3.5(a) shall end upon the expiration of the last Patent licensed thereunder. The transfers, assignments, conveyances and licenses granted in this Agreement are irrevocable and cannot be earlier terminated. Each Party acknowledges and agrees that its sole remedies for breach by the other Party of the licenses granted hereunder, or of any other provision hereof, shall be to bring a claim to recover damages and to seek appropriate equitable relief, subject to the restriction in the following sentence. Each Party agrees that the transfers, assignments, conveyances and licenses such Party grants or makes to the other Party shall continue in full force and effect, notwithstanding any breach of or default under any term hereof by the other Party, and in no event shall such Party, directly or indirectly, seek to have this Agreement (including any of the rights or licenses granted by such Party herein) rescinded, revoked or otherwise terminated, in part or in whole, or seek to enjoin the lawful exercise of any rights or licenses granted by such Party hereunder or take any similar action.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Transfer of IPR. Nothing set forth herein shall restrict either Party from transferring, assigning or licensing any Intellectual Property Rights owned by it and licensed to the other Party hereunder; provided that any transfer or assignment of any Intellectual Property Rights licensed to a Party hereunder shall be subject to the licenses granted in this Agreement, and the proposed transferee or assignee shall provide written acknowledgment that the Intellectual Property Rights such proposed transferee or assignee is acquiring are subject to the licenses granted in this Agreement.
Section 9.2    Entire Agreement. This Agreement, the Separation Agreement, the other Transaction Documents and the Exhibits, Schedules and appendices hereto and thereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of any conflict between the terms of this Agreement and the Separation Agreement or any other Transaction Document, the terms of this Agreement shall prevail. This Agreement, the Separation Agreement and the other Transaction Documents together govern the arrangements in connection with the transaction and would not have been entered independently.
Section 9.3    Amendment and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 9.4    No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer in or on behalf of any Person, except the Parties (and their successors and assigns), any rights, benefits, causes of action or remedies hereunder, and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 9.5    Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. It is accordingly agreed that, subject to Section 8.1, the Parties will be entitled (in addition to any other remedy that may be available to it) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and that no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.
Section 9.6    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)	if to SpinCo:

GXO Logistics, Inc. Two American Lane Greenwich, Connecticut 06831
	Attention:	Chief Legal Officer, Karlis Kirsis
	Email:	Karlis.Kirsis@gxo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Facsimile:	(212) 403-2000
	Attention:	Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.

	Email:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com

(b)	if to Parent:

XPO Logistics, Inc. Five American Lane Greenwich, Connecticut 06831
	Attention:	Deputy Chief Financial Officer, Ravi Tulsyan
	E-mail:	ravi.tulsyan@xpo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Facsimile:	(212) 403-2000
	Attention:	Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.
	Email:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
Section 9.7    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any Proceeding or arbitration relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (A) is brought in an inconvenient forum, (B) should be transferred or removed to any court other than one of the above-named courts, (C) should be stayed by reason of the pendency of some other Proceeding in any court other than one of the above-named courts, or (D) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such action or Proceeding shall be effective if Notice is given in accordance with Section 9.6.
(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE SERVICES OR OTHER TRANSACTIONS CONTEMPLATED HEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 9.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 9.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 9.8    Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees and members) shall not hold themselves out as employees, agents, representatives or franchisees of the other Party or enter into any agreements on such Party’s behalf.
Section 9.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.
Section 9.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property License Agreement to be executed by their duly authorized representatives as of the date first written above.

XPO LOGISTICS, INC.

By:
Name:
Title:

GXO LOGISTICS, INC.

By:
Name:
Title:
[Signature Page to the Intellectual Property License Agreement]